Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Rentech, Inc.
Los Angeles, California
     We consent to the incorporation by reference in Registration Statement Nos. 333-137870, 333-132594, 333-125162, 333-113001, 333-108392, 333-85682, 333-34890, 333-47317, 333-39334, and Post-Effective Amendment No. One to Registration Statement No. 333-47317, which was declared effective as Registration Statement No. 333-58529, of Rentech, Inc. on Form S-3, and in Registration Statement Nos. 333-134105, 333-133518, 333-131936, 033-90250, 333-46003, 333-95537, and 333-142299 of Rentech, Inc. on Form S-8, of our report dated December 14, 2007 appearing in the Annual Report on Form 10-K of Rentech, Inc. for the year ended September 30, 2007.
     We also consent to the reference to us under the heading “Experts” in the Prospectuses, which are a part of the Registration Statements.

/s/ Ehrhardt Keefe Steiner & Hottman P.C.
December 14, 2007
Denver, Colorado